Exhibit 99.1

Tech Date Corporation

Fourth Quarter Fiscal 2007 Results Conference Call Transcript

Thursday, March 8, 2007

Operator

Good morning. Welcome to Tech Data Corporation’s fourth quarter and fiscal year 2007 results conference call. At this time all participants are in a listen-only mode. After the presentation we will conduct the Question and Answer Session. [OPERATOR INSTRUCTIONS] Today’s conference is being recorded. If you have any objections you may disconnect at this time.

Now I will turn the meeting over to Ms. Kristin Wiemer, Director of Investor Relations. Ma’am, you may begin.

Kristin Wiemer - Tech Data Corporation - Director IR

Good morning and welcome to Tech Data’s fourth quarter and fiscal year 2007 earnings conference call. Joining today’s call are Bob Dutkowsky, CEO; Jeff Howells, Executive Vice President and CFO; Nestor Cano, President, Worldwide Operations; and Ken Lamneck, President of the Americas. Before we begin today’s call, we would like to remind the audience certain matters discussed during today’s call may contain certain forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Please be cautioned such forward-looking statements are based on the Company’s current expectations that involve a number of risks and uncertainties, and actual results could differ materially from such expectations.

Risks, uncertainties and other factors affecting the Company’s business are contained in our filings with the Securities & Exchange Commission specifically located on the company’s form 10-Q filed on December 6th of last year. Please be advised the statements made during today’s call should be considered to represent the expectations of management as of the date of this call. The Company undertakes no duty to update any forward-looking statements to actual results or changes in expectations. In addition, this call is the property of Tech Data, and may not be recorded or rebroadcast without specific written permission from the Company.

I will now turn the call over to Jeff Howells. Jeff?

Jeff Howells - Tech Data Corporation - EVP CFO

Thank you, Kristin. Many of my comments will reference the supplemental schedules which are available on the Investor Relations website at Tech Data. Also during today’s call we will discuss certain non-GAAP financial measures. You may obtain additional information on these non-GAAP measures and a reconciliation of these measures through GAAP in appendix A of the supplemental schedules or page 8 of today’s press release, available at the Investor Relations section of our website at www.techdata.com. Although there were no non-GAAP items in the fourth quarter of fiscal 2007, the application of different annual effective tax rates on a GAAP and non-GAAP basis for the year resulted in a non-GAAP tax benefit of approximately $0.01 per diluted share in the fourth quarter. In addition, please note that prior year quarter results discussed today will include $6.8 million in restructuring charges and $4.4 million in consulting costs related to our European restructuring program.

Beginning with the first two slides, worldwide net sales for the fourth quarter exceeded the high-end of our business outlook, reaching a record high of $6.1 billion, an increase of 10.7% over the prior year fourth quarter and 12.7% sequentially. On a regional basis, fourth quarter net sales in the Americas were $2.52 billion or 41% of net sales, representing year-over-year growth of 5.1% and a sequential decline of 3.2%. Our Americas region generated solid performance with exceptional achievement from our Canadian and Latin American operations. Fourth quarter net sales in Europe were $3.6 billion, or 59% of net sales, representing year-over-year growth of 15%, which is 5.2% growth in local currency. Good execution supported the better than expected volumes in Europe. On a sequential basis, net sales in Europe increased 27.3% or 24.3% in local currency, benefiting from the seasonally strong fourth quarter.

Slides 3 through 6 summarize our operating performance for the fourth quarter. Worldwide gross margin for the fourth quarter of fiscal 2007 was unchanged from the prior year fourth quarter of 4.84%. Sequentially, gross margin increased 28 basis points, which was primarily attributable to a shift in the mix of products and customers, incremental volume incentives and improved pricing and inventory management. Fourth quarter SG&A expenses were $230.9 million, or 3.77% of net sales, including $2.4 million stock-based compensation expense compared to $205.3 million or 3.71% of net sales in the prior year fourth quarter. SG&A on a non-GAAP basis for the fourth quarter of fiscal 2006 totaled $200.9 million or 3.63% of net sales. As a percentage of net sales, the increase over last year is primarily attributable to higher credit costs and the addition of stock-based compensation expense, partially offset by productivity improvements achieved from the company’s European restructuring program completed last quarter.

Operating income for the fourth quarter was $65.5 million, or 1.07% of net sales, including the $2.4 million of stock-based compensation. This compares to operating income on a non-GAAP basis of $66.5 million, or 1.20% of net sales in the same period last year. On a regional basis, operating income for the fourth quarter in the Americas was $45.7 million, or 1.81% of net sales versus $39.4 million, or 1.64% of net sales in Q4 of last year. The Americas operating income includes the benefit of $3.6 million or 14 basis points gain on sale of a piece of real estate in the U.S.

In Europe, the Company generated operating income of $22.2 million, or 0.62% of net sales compared to non-GAAP operating income of $27.1 million or 0.87% of net sales in the fourth quarter of fiscal 2006, which excluded European restructuring program costs. The decline over last year was primarily related to higher credit costs partially offset by productivity improvements. Sequentially, Europe’s operating margin improved 51 basis points, demonstrating the solid progress we continue to make in stabilizing the operations. As a reminder, stock-based compensation is excluded from regional operating results.

Other financial highlights for Q4 include interest expense and other was $12.7 million, the effective tax rate for Q4 on a GAAP basis was 30.1%. As I noted earlier, there were no non-GAAP items in the fourth quarter of fiscal 2007. However, the application of different annual effective tax rates on a GAAP and non-GAAP basis for the year resulted in a non-GAAP tax benefit of approximately $0.01 per diluted share. The effective tax rate on a non-GAAP basis was 28.1%. Our annual effective tax rate for fiscal 2007 was a negative 122.2% on a GAAP basis compared to a non-GAAP tax rate of 40.4%.

For the first quarter of fiscal 2008, we estimate an effective tax rate in the range of 42 to 44%. As noted in previous quarters, in accordance with FIN 18, quarterly effective tax rates may vary significantly depending on the actual operating results in our various tax jurisdictions. Net income for the fourth quarter was $36.1 million, or $0.66 per diluted share, based on 55 million weighted average diluted shares outstanding. Taking the tax rate difference into consideration on a non-GAAP basis, net income was $37.1 million or $0.67 per diluted share. For the same quarter in fiscal 2006, non-GAAP net income was $41.2 million, including $1 million in income from discontinued operations, or $0.72 per diluted share.

Turning now to the balance sheet, please refer to slides 7 and 8. Accounts receivable totaled $2.5 billion. Our allowance for bad debt was $69 million, DSO was at 37 days. Inventory totaled $1.6 billion, our days of supply at the end of Q4 was 24 days, accounts payable was $2 billion, days payable outstanding at the end of Q4 was 31 days. Our total cash conversion cycle in the fourth quarter was 30 days compared to 29 days in the same period last year.

Total debt was $443.2 million. Net debt, which is total debt outstanding less cash, was $178.2 million. This was an increase from a net debt of $94.4 million at January 31, 2006. Our total debt to total cap was 21%, net debt to total cap was 10%. Funds available for use on our credit facilities totaled $750 million at the end of the quarter. Equity totaled $1.7 billion. Net receivables sold under the Company’s trade receivable purchase facilities that would have otherwise been outstanding at the end of the fourth quarter totaled approximately $338.1 million.

Cash used in operations to support growth during our seasonally strong fourth quarter was $165 million [CORRECTED in Q&A; 157 million]. For the year, we used $21.4 million [CORRECTED in Q&A; 14 million] of cash in operations. Our head count totaled approximately 8,010 full time equivalents at January 31st, compared to 7,980 at January 31st of last year. Capital expenditures totaled approximately 11.3 million in Q4 and 43.7 million for the year. Current plan for fiscal 2008 capital expenditures is approximately $40 million. Fourth quarter depreciation and amortization expense was approximately $13.4 million.

On slide 9 we can see our product and customer classifications, the Company’s net sales by product segment in the fourth quarter and fiscal 2007 were relatively consistent with prior periods. We estimate that peripherals account for approximately 40% of sales, systems approximately 30% of net sales, and networking approximately 15% of net sales, followed by software which is approximately 15% of sales also. The Company’s net sales by customer segment in the fourth quarter and fiscal year 2007 continued to be relatively consistent with prior periods. Vars accounted for approximately 60% of net sales, direct marketers and retailers, 25% of net sales, and corporate resellers 15% of net sales. Hewlett-Packard was the only that generated more than 10% of revenue worldwide. In the fourth quarter of fiscal year 2007, HP represented 28% of net sales compared to 27% in the prior year periods.

Turning to our business outlook, the statements I will make are based on current expectations and the Company’s internal plans. These statements are forward-looking and as outlined in the Company’s periodic filings with the Securities & Exchange Commission, actual results may differ materially. For the first quarter ending April 30, 2007, the Company anticipates net sales to be in the range of 5.2 to $5.35 billion. This assumes year-over-year mid-single digit growth in the Americas region and flat year-over-year growth in Europe on a local currency basis. The Company also anticipates an effective tax rate for the first quarter of fiscal 2008 in the range of 42% to 44%, although this could vary depending on the actual results by country.

I will now turn the call over to Bob Dutkowsky.

Bob Dutkowsky - Tech Data Corporation - CEO

Thank you, Jeff. Good morning, and thank you for joining us today. We were extremely pleased to have ended fiscal 2007 on such a positive note, achieving record net sales for both the fourth quarter and the fiscal year. In Q4, we were expecting flat top line growth in Europe on a local currency basis, but solid execution and our renewed focus on the marketplace resulted in over 5% net sales growth or 15% growth in U.S. dollars considering the strong Euro. We were particularly pleased that our sales achievement in Europe was not isolated to one region. In fact, we exceeded expectations in all of our European regions. At the same time, we delivered operating profit in Europe of 62 basis points, a sequential improvement of more than 50 basis points on the non-GAAP basis.

The Americas region continued its solid performance with more than 5% growth in net sales. Our Canadian and Latin American operations had excellent fourth quarters, contributing to our sales growth and to the Americas solid performance. While the Americas region remains quite competitive, our execution and coverage model continues to deliver solid results. We grew worldwide fourth quarter net sales by almost 11%, while carefully managing our profitability by product and by customer in our efforts to deliver responsible growth. This remains a constant objective as we more closely manage our customer portfolio, replacing less profitable business with a more profitable mix.

Now, I would like to give you a quick update on our European operations. It is clear that our efforts are paying off and that the recovery of our European operations is beginning to take hold. Fiscal 2007, specifically the third quarter, marked a completion of several key initiatives including the Azlan integration, the implementation of a pan-European SAP system, the completion of our six-quarter restructuring program. These initiatives, together with the culmination of our warehouse regionalization efforts are showing good results as we continue to stabilize and improve our European operations.

While many of these projects and initiatives were put in place long before I joined the Company, I can tell you that the plans and processes our management team deployed were necessary and correct. It was critical for Tech Data to streamline its European infrastructure, rationalize its logistics capabilities and eliminate redundancies while ultimately building a true pan European operation on a single state of the art ERP system. With that said, we know there is still work to be done. We will continue to optimize our operations by leveraging our robust infrastructure, energizing our sales and marketing execution, and targeting products, geographies, and customers that offer strong growth and profitability. We will continue to control SG&A in Europe as well as in the Americas, but we will also make investments across all of our operations in IT enhancements, sales programs, and new business units that will yield tactical benefits while at the same time better position our company for long-term growth.

I am very proud of my Tech Data colleagues around the world. In many regards, this was a difficult year and I thank the entire team for their contributions and commitment during the fiscal year. As we look ahead into fiscal 2008 and beyond, Tech Data will approach the market with four essential objectives. That will be the strategic building blocks for our future.

First, execution is job number one. Our company was built on its ability to execute. We buy and sell and then pick, pack and ship thousands of products every day. Through keen execution, we built a dynamic company that now distributes over $21 billion in products a year into over 100 countries. Our ability to execute is a competitive advantage and we’ll look to gain additional leverage from this strength.

Next, we must thoughtfully diversify. There is a tremendous opportunity for Tech Data to expand and enhance our business via diversification into adjacent markets both in terms of new products and new geographies. We’re aggressively exploring both product and geographic opportunities to further fuel our growth. As we evaluate new geographies for growth, we will also consider opportunities to exit underperforming sectors in order to maximize profit and enhance our return on capital employed.

Our third strategic objective is to innovate. In an industry that’s constantly evolving and placing more pressure on companies to conduct business more efficiently it is critical for Tech Data to continuously invest in innovation. For example, through the deployment of warehouse management technologies, we can better control costs, improve Customer Service, and gain a marked competitive advantage. We also continue to invest in our e-commerce capabilities to drive further innovation. In Q4, 80% of our orders were booked via e-commerce.

Last, we must better position ourselves for success. We must constantly assess Tech Data’s strengths and weaknesses and make strategic moves that better position us to lead and to win. In recent years, our energies have been myopically focused on internal issues. We’re committed to aggressively redeploy our collective energies and capability back into the marketplace. Execution, diversification, innovation, positioning. These are the tenets of our strategy.

Let me give you two examples of our strategy in action. First, let’s start with our recent announcement of a joint venture with Brightstar, a world leader in mobile and wireless devices. This evolving relationship will open up the European mobile device market to Tech Data, a market that’s expected to grow by 12% in 2007. The partnership will position us in an adjacent technology market, diversifying our business, while allowing us to leverage Tech Data’s established logistics infrastructure and execution capabilities in Europe. This is a strong statement of our confidence in the European business and that those operations are now prepared for investments in growth.

Finally, this will be the first time that Tech Data has entered into a joint venture agreement, making this a truly innovative way for us to accelerate our time to market into this fast-growing industry. While the joint venture is still in formation and not expected to have material impact in the first half of fiscal 2008, it clearly embodies our strategic objectives. In the Americas, we created a new division we call AIS, or advanced infrastructure solutions. The mission of AIS is to diversify Tech Data into emerging technology markets that can deliver higher growth with better margins.

We believe rapidly evolving solutions like industry standard servers, blades, virtualization, storage, and open source software products, will change the channel as we know it, and we’re poised to maintain our leadership position as this transition unfolds. As an example, we just signed PolyServe to our vendor portfolio, bringing our customers leading-edge virtualization and storage consolidation solutions. The creation of AIS is an exciting opportunity for Tech Data. It diversifies our business for the future and positions us as an innovator in the eyes of our partners and customers. AIS and our joint venture with Brightstar are wonderful examples of our strategy in action.

I will close with our outlook for Q1. Our business outlook calls for net sales in the range of 5.2 to $5.35 billion which assumes continued mid-single digit year-over-year growth in the Americas coupled with flat year-over-year growth on a local currency basis in Europe. While the market remains very competitive in both regions, we believe we have the right focus on growth and profitability. As I mentioned earlier, we continue to adjust our business partner and customer portfolio mix, resulting in share gains in some market segments while reducing our exposure in other areas.

Keep in mind we delivered a good performance in Q1 of last year and our markets have changed dramatically over the last twelve months. It is not clear that we can improve our first quarter performance on a year-over-year basis but we do anticipate measured improvements in the second half of the fiscal year. With that, we would like to now open it up for your questions.

QUESTION AND ANSWER

Operator

Our first question is from Brian Alexander with Raymond James.

Brian Alexander - Raymond James - Analyst

[OPERATOR INSTRUCTIONS]. Our first question is from Brian Alexander with Raymond James. Good morning, Bob, just to pick up on your comment about growth in the first quarter that you’re expecting, based on the guidance at the mid-point down almost 14% sequentially, that’s down more than historically, and I guess most of that deceleration on a year-over-year basis is coming from Europe, where you just grew 5% local and now you’re looking for flat. So I guess the question is what’s causing the deceleration in Europe, given it appears the market is gaining momentum, your past year restructuring efforts and theoretically to be dropping more growth as a result and also your major competitor has ceded some market share to you in Germany. So is this really part of your decision to walk away from more revenue and maybe you can be more specific about what you’re deemphasizing and focusing more on in Europe? Thanks.

Bob Dutkowsky - Tech Data Corporation - CEO

As we said in the prepared comments, first of all, our Q4 growth was very balanced across Europe. We’re pleased that had all regions delivered and over achieved their net sales targets. The outlook for Q1 really continues to embody our strategy to exchange less profitable revenue for more profitable revenue opportunities, and that takes an aggressive mind set into the marketplace to walk away from revenue opportunities that we have historically booked. When you do that, it is kind of counter-cultural for a company, a distribution company to walk away from sales opportunities. But we believe it is necessary, and we’re executing on that plan in Q1 and throughout the year.

Brian Alexander - Raymond James - Analyst

Can you be any more specific, Bob, about what customer segments or product segments that you are deemphasizing there and does this involve any countries where maybe you’re exiting? I think you alluded to in your prepared remarks you’re willing to exit certain regions if they don’t meet your ROIC objectives?

Jeff Howells - Tech Data Corporation - EVP CFO

Brian, this is Jeff. The comments on the revenue have nothing to do about exiting any operations that don’t meet the target. It is 100% related to various customers or vendors that we want to deemphasize our sales because we know that they’re the least profitable opportunities, and so we believe the market will give us growth, and that growth will give us the opportunity to concurrently back away or price ourselves out of other opportunities, and that will vary country by country, depending on what the least profitable customer segment and/or both on an operating income and based upon the return on the capital employed for that customer.

Brian Alexander - Raymond James - Analyst

Okay. Just last question for me, Jeff, on the tax rate in Q1, 42 to 44%, that’s actually above a year ago, and I guess I was thinking as you make more money in Europe, which I would assume you would do in Q1 relative to a year ago, the tax rate would go down, not up, so can you help us understand how to think about the tax rate, why it is up year-over-year and what are you expecting for the full year?

Jeff Howells - Tech Data Corporation - EVP CFO

The difference, Brian, is 100% related to where we will make money compared to one quarter versus a different quarter, so it will vary, and it is just based upon our internal plans on which countries are going to make how much in this particular quarter versus which countries made how much last year, so it will vary, and due to — so it is what it is unfortunately, and it is within a few percent of last year’s actual 40%. I am not sitting here saying it can’t be 40% again, and it could be higher than the 40 to 42 range. It is our best guess. While the rate could vary throughout the year, I say the best way to couch next, or the fiscal year rate, would be somewhere between the rate of the last two fiscal years, so two years ago we’re around 31, 32%, this past year about 40% on a non-GAAP basis, so depending on the momentum, and the velocity of our recovery country by country, it could be somewhere in that range of that 32 to 40%.

Brian Alexander - Raymond James - Analyst

Thank you very much.

Operator

Thank you. Our next question comes from Matt Sheerin of Thomas Weisel Partners.

Matt Sheerin - Thomas Weisel Partners - Analyst

Thanks. Just a follow-up to Brian’s question regarding gross margins. You had a nice bump up in the last quarter. You talked about some of that being because of mix and some of it more disciplined pricing approach. So as you look to expand operating margin, particularly in Europe, will that come mostly from the gross margin side, or also on the SG&A side, because if you look quarter to quarter in 4Q, you didn’t have as much SG&A leverage as I would have expected, so if you could just talk about kind of one versus the other, and do you expect to see additional costs coming out either Europe or the U.S. given that the restructuring is pretty much done?

Jeff Howells - Tech Data Corporation - EVP CFO

I will start with that and maybe Bob will want to ad. I think the future is clearly more related to pricing and gross margin management in Europe. We have adjusted our costs, and if you remember, a significant portion of our restructuring program was completed by the end of fiscal year ‘06, and so we received the benefit of that throughout fiscal year ‘07, and then we completed some additional steps in Q’s 1 through 3. However, we are also, having gone through the various steps of the SAP, the warehouse rationalization, the restructuring, and the Azlan integration. We are also looking at where we’re going to invest in our future, and we’re doing that in Europe, and we’re doing that in the Americas, and as we mentioned in the prepared comments, it is in IT development. It is in salesforce, and a few other ways to go after the market, go after what we think are the more profitable customer segments, and leverage our infrastructure.

80% of our orders went through electronically this year. That is a great means by which to improve our productivity and our recovery. Bottom line, gross margin stability management improvement, opportunity on that line, mixed with some measured growth and/or the exchange of market growth opportunity for exiting more costly customers to serve or customers that we generate a less than appropriate gross margin on, or the products that we sell to those customers. It will be a mix of all those element to say improve our profitability in Europe.

Bob Dutkowsky - Tech Data Corporation - CEO

Matt, that’s why we refer to it as portfolio management, because there is a lot of moving parts here, and we are attempting to trade off the very measured investments in SG&A that we think will allow us to attack more profitable market segments, as I described AIS, for example, and we’re making the same management trade-offs with customer opportunities and product portfolio, so you may see one area jump up in one geography and one area drop down in another geography because the mix doesn’t allow itself to be as profitable as we want. On average you can see how it delivers the performance of the company.

Matt Sheerin - Thomas Weisel Partners - Analyst

Okay. Great. That was helpful. Just one a quick question for you, Jeff, just on interest expense. What should we think and be thinking about that for the April quarter?

Jeff Howells - Tech Data Corporation - EVP CFO

Well, we don’t give line item guidance, Matt, but rates have gone up on a year-over-year basis, especially in Europe. I think on average for our fiscal year ‘08 versus last year, interest rates are up probably 20% in ‘08 versus ‘07, and that is the primary place where we borrow, so interest will be a more expensive element for our European operations. However, it is also moderated by the convert, so we will probably spend another $40 million or so on interest this year.

Now, whether that’s 38, 42, it depends on our velocity and volumes, but interest is not going to go down most likely in any quarter this year. Another — as long as we’re on cash interest, clarify a couple numbers that I gave previously while we try and get cash used as quickly as possible. I think I might have given a wrong number previously. In Q4 we used $157 million of cash, and for the year about $14 million, and we’ll fine tune those for the 10-K release, but just slightly under the numbers I gave previously in my prepared comments.

Matt Sheerin - Thomas Weisel Partners - Analyst

Okay. Thank you.

Operator

Our next question is from Min Park from Goldman Sachs.

Min Park - Goldman Sachs - Analyst

Great, thank you very much, just a couple questions, please. First, can you tell us how much benefit you think you received from the problems surrounding Micro’s warehouse systems upgrade, and also, last year, Tech Data’s market share suffered during your own SAP implementation. Now that that’s behind you, can you give us your sense of the stickiness of your customer base in Europe and specifically, are you seeing most of your customers, whom you may have lost during that transition come back to you now?

Bob Dutkowsky - Tech Data Corporation - CEO

Well, I will take a crack at it and then Jeff can maybe give you a little better historical view, but as I said in the quarter, all six of our European regions overachieved their objectives on net sales. Not just one. All six. So we’re very pleased with the performance of our European team across the whole of Europe, and if you look at the transformation that the European team has made over the last three years, we went from a country infrastructure to a truly pan-European team, and there is advantage to Tech Data and therefore advantage to our customers with that pan-European deployment. We’ve invested a lot of time and energy in it, and that’s where the return will yield, but the over achievement in Europe, let me be very clear. The overachievement in Europe in Q4 was not just in Germany. It was across all of Europe.

Secondly, the investments that we talk about are to attack the more profitable market segments, not only in Europe, but across all the geographies we do business in. The SMB market, for example; a more profitable market segment than say retail, and so part of our strategy of targeting SG&A towards SMB should drive more profitable business for Tech Data. Over the years, over the past few years, we’ve drifted away from that territory. We’re aggressively redeploying our energies back into that territory. How much have we won back and how sticky is it? It is way too early to make that call, but suffice it to say when I talk about us positioning ourselves in the market differently, that is to go after those more successful profitable market segments like SMB.

Jeff Howells - Tech Data Corporation - EVP CFO

I would conclude, Min, by saying that growing 4% local currency last quarter and 5% local currency this quarter is an indication of our ability to execute, get customers more entangled with Tech Data, so rather than hypothetical can we, will we, should we, I think we have two quarters where our European team has demonstrated positively that they can go after market opportunities. With that momentum, that’s why we’re allowing, or in some cases, forcing the opportunity to exchange some of that market opportunity to improve our overall portfolio, and our goal is, as we go into the second half of the year to execute with a better portfolio that will allow us to leverage our costs and keep costs under control in local currency in Europe and whether we grow flat in Euros, slightly above, slightly better, the idea is to spell every Euro that we can make more money on.

Min Park - Goldman Sachs - Analyst

And to the extent that operations are improving in Europe, when do you think you will be comfortable enough with the model to be able to once again provide profitability targets?

Jeff Howells - Tech Data Corporation - EVP CFO

We don’t have any determination on that, and in fact we’re continuing to study, among others, public companies in general, and as you know there are many that don’t provide any guidance whatsoever, so we’re not committed to returning to providing guidance, so in the foreseeable future, I think we should just assume that revenue guidance will be what Tech Data provides.

Min Park - Goldman Sachs - Analyst

Great. Thank you very much.

Operator

Thank you. Your next question comes from Jason Gursky of JPMorgan.

Jason Gursky - JPMorgan - Analyst

A book keeping question and a follow-up. Jeff, do you have a sense of the after tax impact on the real estate gain you had this quarter in the Americas?

Jeff Howells - Tech Data Corporation - EVP CFO

It is about $0.04 because it would be at the — I will say the fully loaded Florida tax rate. It was a piece of land sold in the state of Florida, so it is about $0.04 after tax.

Jason Gursky - JPMorgan - Analyst

Okay. Just a follow-up question on the SG&A. Maybe you can talk a little bit about the dynamic that led to SG&A as a percent of sales being equal to last quarter did he spite the $600 million revenue improvement quarter on quarter. Were there some one-time investments perhaps related to this advanced infrastructure solution group you put together, any moving parts there that you view as something that will roll off in the quarters to come?

Bob Dutkowsky - Tech Data Corporation - CEO

The moving parts most prominent moving parts was bad debt or credit expense. The industry suffered bankruptcies scattered in many geographies per customer of the channel that exited, and many incurred a small loss in the U.S. and similar in the U.K. in a couple other regions, so the main difference in our SG&A is sequentially and year-over-year is credit costs. Now, that doesn’t mean we believe we’re underprovided or anything else, we have, as I indicated, a very substantial reserve, but if somebody exits, we generally just charge it to expense, and clearly speaking for Tech Data, and I assume for our competitors, the bankruptcies that we saw in Q4, not bankruptcies, I am sorry, companies that just went out of business were unexpected, long time reseller that is were open on Friday and gone by the following Wednesday.

Jeff Howells - Tech Data Corporation - EVP CFO

And you obviously can’t predict or project where that’s going to be, Jason, but our process of allocating credit to our customers is very solid process, and we manage that very carefully.

Jason Gursky - JPMorgan - Analyst

Just a quick follow-up on that. What is that telling you guys about the health of the market out there from an in demand perspective, or just the competitiveness for some of our own customer science what’s causing those, the deterioration there?

Jeff Howells - Tech Data Corporation - EVP CFO

Remember, we do business with 100,000 customers. To have one or two disappear, that’s just compression of the market that happens naturally. I don’t think there is necessarily some overarching trend that you can draw a conclusion from. I think the industry will continue to consolidate, and the channel will continue to consolidate, but the channel clearly needs more than one or two strong distributors to supply the demand and cover the technology partners that we do business with. The customers don’t want to buy product from one distributor, and the business partners don’t want to distribute through just one. They want several, and so we’re very well positioned to take advantage of the industry and the growth that exists in the industry.

Bob Dutkowsky - Tech Data Corporation - CEO

I will add to that with just some color to give you a clear example that’s not anything to be concerned about in the S.S. alone we had a loss for a customer that had been with us over a decade, buys from us and all of our competitors. Their excuse du jour was the break in the cable, underwater cable between here and China or whatever put their business at risk, at peril, but this is a customer that’s been buying from distribution in the U.S. for over a decade and went out of business literally within a five-day time period, not to be negative about this situation, but unfortunately those situations will happen, and Q4 is not an unusual time for companies to disappear if you will, but it costs us money when that happens. On the other hand, credit is a key part of our business offering, and so I really, really don’t read anything into that. We have a very healthy reseller base.

Jason Gursky - JPMorgan - Analyst

Okay. Great. Just lastly, expectations on Brightpoint into the second half of the year? Any expenses you’re going to incur in the first half and then just more qualitatively or quantitative to the expense that you can what your expectations are for the JV?

Jeff Howells - Tech Data Corporation - EVP CFO

I will cover the expense and maybe Bob will cover the second part. We incurred expenses in Q4. We’ll incur expenses in the next couple of quarters on formation, legal, deployment of staff, creation, this is part of the investment that we’re making in our future. Compared to our SG&A, it is immaterial, but we’re a basis point business, so every basis point counts bottom line, but the prudent investment, it is wise. It is not reckless, and the team is working diligently to get in place concurrently the joint venture agreements, vendor agreements and initial staffing, and we’re making great position on all those. However, creation of revenue in the first half may be de minimus, we’ll talk to Nestor and his team, and who’ll say of course it needs to be more aggressive and faster, but at this point in time, we’re still in formation.

Bob Dutkowsky - Tech Data Corporation - CEO

Jason, I will touch on it just a point of clarity. It is Brightstar not Brightpoint we formed the venture with.

Jason Gursky - JPMorgan - Analyst

I realized the slip of the word there. Sorry.

Bob Dutkowsky - Tech Data Corporation - CEO

Brightstar has a very interesting model. They attack, they go into countries and they attack market share aggressively. They went from virtually 0 to the market leaders in Latin America, and they had a desire to expand into the European countries with their same model, but they had none of the necessary infrastructure to get there. We have a desire to move into adjacent technologies like wireless and handheld devices, and we really know very little about the marketplace, so the formation of a joint venture made perfect sense for Brightstar and perfect sense for Tech Data.

When you launch a joint venture, it typically takes awhile to put the pieces together, and then build up the infrastructure to create revenue, and we put the pieces together and what I would consider to be record time. The formation of the joint venture was about a 90-day exercise. It truly is aggressive, and now we’re ramping up, and revenue will start to happen, and we believe in the second half of the year, so as we ramp up, it doesn’t make a lot of sense to talk about small amounts of revenue.

Jason Gursky - JPMorgan - Analyst

Great. Thank you, guys.

Operator

Thank you. Our next question is from Dan Renouard of Robert Baird.

Dan Renouard - Robert W. Baird - Analyst

Thanks. A couple questions. One, you made a comment about being more aggressive, I guess using technology to your advantage. Is there anything we should read into that in terms of your CapEx needs maybe be above where they trended or above where we might have thought they were going to go, this year or next year, and then my second question is, I guess just kind of getting back to some of the questions around the macro, are you seeing anything specifically over the last month or month-and-a-half that has you worried at all about the macro environment either in Europe or in the Americas?

Jeff Howells - Tech Data Corporation - EVP CFO

I will start with the CapEx. I stated in my prepared comments that we’re going to spend about $40 million this year on CapEx. We spent $44 million last year, 61 in the prior year, and 44 the prior year to that, so ‘06 was our big bump year as we really were engaged in IT development, SAP Europe, warehouse regionalization in Europe, so around a $40 million plan is probably realistic. We can come up with $50 million of ideas over the next three years per year, but somewhere in the 40 to 45 is probably what we can execute on.

Bob Dutkowsky - Tech Data Corporation - CEO

It is interesting, Tech Data being still relatively new to the Company, our R&D investment is around IT systems. That’s where we create competitive advantage in terms of our execution capability and the productivity of our teams and so this fiscal year there is investments in some sales tools to improve the productivity of our sales organization, some additional deployment of warehousing systems, warehouse information systems to make the logistics centers run more efficiently and effectively. All of those investments are ones that will help the productivity and performance of our organization.

In terms of the trends in the industry, I think the strong net sales performance we had in Q4 is indicative of the strength of the IT spend, but I think if you look at it over the long period, the industry, the IT industry is going to grow, and in mid-single digit growth, and that opportunity is there for us to take advantage of. Underneath that growth that we perform, as we tried to describe, is a lot of moving parts in trading off less profitable revenue and less profitable product focuses for more profitable revenue and customer segments, and so the growth that we deliver quarter over quarter is a by-product of the opportunity in the market and then the execution of our strategy alongside of that. I think the industry is going to continue to grow in mid-single digit kind of growth ranges.

Dan Renouard - Robert W. Baird - Analyst

Thank you.

Operator

Thank you. Our next question comes from Bill Fearnley of FTN Midwest.

Bill Fearnley - FTN Midwest - Analyst

Good morning. I wanted to jump in gross margin again if I could. When you look at the volume incentive upside that you received in the fourth quarter, is that because your volume was better than expected, or were you able to negotiate better term from your vendors, and then also do you see the volume incentive being a positive contributor to gross margin here in the near term and then I have a follow-up.

Jeff Howells - Tech Data Corporation - EVP CFO

This is Jeff. I would say yes, plus a whole variety of other things. First of all, negotiating appropriate volume rebates with vendors is important everywhere, but I think it starts with what we call the management of the front end margin. We talked about doing it well, doing it better, deploying resources to do it. We saw traction on that. Volumes, negotiation, utilization of the back end funds was better in the quarter than we had seen previously. We also probably did a better job than we have recently in management of some of our inventory costs while we are price protected and have return rights on our inventory, I think the bottom line is occasionally there are times where we have to incur an expense related to inventory management because we didn’t react quick enough, we didn’t report quick enough, whatever the case may be, so I think our team around the world demonstrated good progress on pricing correctly, managing costs of products and result in gross margin better, managing vendor relationships, and going after markets where we can make more money.

Some of our vendors don’t pay rebates on some customers, so we need to sell to those that generate the most profitability, and then executing in the back office, and in order to sustain gross margin, those elements will need to be in place. Will we have to over achieve on back end every quarter? No. We can manage our pricing to what we think is available to us in back end, and it will be quarter by quarter executing. We set out goals and objectives. We worked with our vendors on those goals and objectives, but be clear, at the end of the day, we want to beat those goals and objectives, and some quarters we’ll have that opportunity and some we won’t and it depends country by country also. It is a whole mix of all the elements in our team from the sales staff to the purchasing staff to warehouse, managing costs, costs meaning freight, and any losses did a better job than we have done in numerous quarters.

Bill Fearnley - FTN Midwest - Analyst

Okay. That’s helpful. Thanks. Two macro questions if I could. Any update on what you’re seeing if anything on a Vista effect, and then also as you look out for calendar year ‘07 do you see any changes in the OEM direct versus channel mix worth mentioning as you look at the overall business here in the upcoming year? Thanks.

Bob Dutkowsky - Tech Data Corporation - CEO

Bill, I will take a shot at the Vista question. I think any way you slice or dice the Vista question, it creates opportunity for Tech Data. If customers want to do large refreshes and move to a Vista platform, we support the product sets that they’re going to deploy, so that creates opportunity for us. The second view of Vista is it requires and it is optimized on platforms that have larger processors and more memory, and that typically equates to better margin opportunity for us when we sell those kinds of mix of products, and lastly Vista is optimized on larger screens and displays, and as Jeff said, that’s the peripheral side of our business is about 40% of our business, so that creates upside opportunity for us as well.

Vista will roll out slowly in my opinion. It will pick up steam in the second half of the year. A few years from now it will be the industry standard on the desktop, and as that deployment happens, Tech Data’s poised to take advantage of it. In terms of the mix, I think that the large business partners and vendors continue to analyze their routes to market, and they view the distributor as a variable cost route to market that they would like to put more products through, and the more capable we are of showing the large vendors that we’re able to handle a broad array of their products, they’re very willing to move those products into our control, and from my way of thinking, that was one of the design points behind AIS.

If you look at the large computer manufacturers, they’re all my myopically focused on blades because that’s where the growth is. By creating a division in our company that’s focused on that type of technology, we become an even more attractive partner for them and they want to move more of their business volume our way. I think as we prove our capability to handle more products, the vendors are willing and anxious to move products into our control.

Bill Fearnley - FTN Midwest - Analyst

That’s helpful. Thanks.

Operator

Thank you. Our next question comes from Ben Radinsky of Bear Stearns.

Ben Radinsky - Bear Stearns - Analyst

Good morning. Question on capital allocation. This is the first quarter that your share count has creeped upwards. How should we think about shares outstanding going forward? Do you’re going to extent repurchases, et cetera, and then along those same lines, the second point that Bob mentioned in terms of the overarching strategy in terms of the overarching strategy of diversification into adjacent markets, would you consider acquisitions, and if you would consider acquisitions, would that be the source of the use of free cash instead of share buybacks?

Jeff Howells - Tech Data Corporation - EVP CFO

Ben, this is Jeff. As far as share buybacks, we have no current plans to increase or continue our share buyback. We acquired the $200 million worth of stock as of October 31st, and while we’ll continue to evaluate that versus other uses of capital, there is nothing currently planned. The, honestly the variance in the calculation going forward will be highly dependent on the stock price due to the calculation of the fully diluted shares and where it compares to the value of the options that we have issued employees over the years, so with a depressed stock price, our share count is lower, as our earnings goes up and hopefully our stock price follows that, share count would go up. I don’t know that it would be a material movement, but certainly anywhere from a 0.25 million shares to a maximum of 2 million shares depending on how aggressive you are on your stock price estimation quarter by quarter. Flat stock price not much movement. We move up dramatically. There will be more shares outstanding.

Bob Dutkowsky - Tech Data Corporation - CEO

On the — Ben, on the diversification question, I think it really comes down to how — what kind of ROCI we want to drive from my business decision we make. There are opportunities for us to apply our cash in M&A activities where we can rapidly expand in our market that we select. There are also opportunities for us to deploy our cash organically and invest in our own infrastructure and our own growth, and that may return a better return on capital, so we balanced all of those against expectations we have for return on capital, and that drives a lot of our decision processes. We want to position ourselves in adjacent geographies where we can leverage the infrastructure we’ve already invested in, and there is lots of opportunities in fast-growing market segments for us to do that. Look no further than eastern Europe or some Latin American countries where we already are present but haven’t invested aggressively, and there is opportunities for us to organically grow maybe faster than through M&A.

Ben Radinsky - Bear Stearns - Analyst

Now, is there an active M&A pipeline?

Bob Dutkowsky - Tech Data Corporation - CEO

There is always an active M&A analysis pipeline all the time. We never stop looking at opportunities, but I would say we’re like any other shopper or buyer, we look at scores of companies to even narrow it down to one company to do a dive into.

Ben Radinsky - Bear Stearns - Analyst

And this be the last question from me, just a follow-up, what have you seen in terms of evaluations in terms of those analyses?

Bob Dutkowsky - Tech Data Corporation - CEO

It is all over the map. We haven’t seen a valuation that’s attractive enough for us to make an offer that would be something that we would disclosed or acquired, so we’ll give you a tone. Generally speaking, early in conversations the ask-price is higher than we can tolerate, especially when you look at integration costs and the return on capital employed.

Ben Radinsky - Bear Stearns - Analyst

Thanks. That’s it for me.

Operator

Thank you. Our next question comes from Andy Hargreaves of Pacific Crest Securities.

Andy Hargreaves - Pacific Crest Securities - Analyst

Hi. You guys mentioned the investments in new business units, but I am wondering how much of that really is totally new business units as you guys think about it, and how much really is just increased focus on product areas within the portfolio that you think are going to grow faster because it seems like you’re worried about that quite a bit as well.

Bob Dutkowsky - Tech Data Corporation - CEO

Andy, it is actually a bit of both. For example, we’ve been focused on storage here for a number of years, but when you add, for example, products from PolyServe, which we just signed up in the last couple of weeks, that opens up a whole new marketplace for us in the virtual storage arena. We know storage, combine our knowledge of storage and the products that we put into the hands of our business partner and is add PolyServe, and it really opens up a different market segment.

That’s part of our strategy to extend the portfolio of products is not to drift off away from our core competencies, but instead to hone in our our core competencies and add products and solutions that complement that. I think, for example, the advanced security space where we have a broad array of security products, but over time, that market space is going to more of into a very different-looking set of solutions, and that’s a space that we continue to study and invest in because that’s what our customers are asking us to bring those kind of product to say their market so they can take them into their customers.

Andy Hargreaves - Pacific Crest Securities - Analyst

And then my only other question is on productivity improvements in Europe and you completed quite a few initiatives there. How much productivity gains did we see in the fourth quarter and relative to how much you’re expecting to see in the coming quarters?

Jeff Howells - Tech Data Corporation - EVP CFO

I will answer that by saying that certainly we did see productivity balanced with investment in Q4 in Europe, and looking forward, we anticipate especially in Europe balancing opportunity with investment to result in — I would say the goal would be to not spend anything incrementally on SG&A, and in fact in a perfect world, spend less in local currency than we did this year on SG&A on a non-GAAP basis. All of that being said, we want to reserve the right to make the right steps and the right investments quarter by quarter by quarter.

If we would have had this conversation two quarters ago, a joint venture and the associated expenses related to that which as I mentioned, were relatively de minimus, but they impact any operation when you spend money wouldn’t have been on the horizon, and we’ll look at other things that our team is bringing forward to us. I think as Bob said in his prepared comments, our team is now able to explore opportunities for expansion, whether it is in initiatives, whether it is looking at adjacent geographies, whether it is looking at some segments that we’re underserving, so we’re going to make in our belief the right calls and selectively invest, and we’re doing the same in the Americas. The Americas, we’re investing in salesforce. The Americas we’re investing in new IT tools because we’re shifting some of the resources that have been so heavily involved in Europe on IT development over to the U.S. because it is the same skill, the same resource, and quite frankly it is the same set of code.

We’re just plugging and playing that code, and we’re simplifying it for my IT colleagues on the call here because everything takes effort of a good strong team, and other things like Bob mentioned of IT enhancements for our sales staff or in the warehouse, so we’re really going to control our SG&A in Europe, and in the Americas, meet our operating income targets while investing, so it is in the second half of the year I think you’ll see some nice improvement. That doesn’t take out Q2 because certainly our expectations are we’re going to improve over Q2 last year, but I don’t look at that as a milestone. I think that’s a requirement, so selective investment, doing the right thing, investing, and exploring opportunities as I mentioned earlier on the acquisition front. That takes time, energy and money, and doesn’t mean we’re going to close anything.

Operator

Thank you. Our next question comes from Richard Gardner of Citigroup.

Thank you. This is Joe Yu on behalf of Mr. Gardner. Just wanted to ask your views on the margin profile for the Americas business. Do you believe that the business should go back over to the 2% op margin level or do you believe that it is - are you satisfied with keeping it around 1.6, 1.7 and reinvesting the profits back through the business to grow top line?

Jeff Howells - Tech Data Corporation - EVP CFO

This is Jeff. I think the answer is, our goal is 1.5% or better. Certainly we put together a couple quarters here we’re very proud of. I think when you look at the opportunity for us and the return on capital employed, that the Americas business is driving it is an incredible operation at these levels. 1.5% with reasonable growth in the capital deployed is a very strong investment in a return, and we think driving that margin much higher, whether it is above the 1.6 that we average this year or slightly under if you take out the real estate gain would take — would force us to not invest in our future, so we’re very happy with that range of operating profits, and we hope to be able to continue to forecast the net range.

Joe Yu - Citigroup - Analyst

Thank you.

Operator

Thank you. Our final question comes from Scott Craig of Banc of America.

Scott Craig - Banc of America - Analyst

Thanks. Good morning. Hey, Jeff, can you just revisit the credit side of things, so should we think of this as a permanent step up in what you’re going to be allocating as kind of bad credit on a quarterly basis, or is this a one-time event, and if it seems like it is a one-time event so can you maybe quantify how much the impact of this one particular customer was, and the second question is on tax. I know you guys aren’t giving guidance on this, but should we think about the first half of the year tax rate being roughly the same given that Europe typically sees roughly flattish, let’s call it sales are slightly down, sales in the first or the second quarter?

Jeff Howells - Tech Data Corporation - EVP CFO

Okay. Scott, first of all I don’t want to over emphasize the credit situation. I specifically gave more information to try and — I will say, alleviate fears versus create fears. Just an example of the fact that any one of us can be doing business with a customer that for whatever reason goes out of business, has a problem, or in some cases, unfortunately would defraud us in the channel, they’re isolated incidents. We can’t project if there is going to be another isolated incident, but we would not put that into our operating plan for the next fiscal year. I think in we look at our credit expense for the last couple of years, this year is going to be slightly higher. The year that just ended.

Next year our projections would be that it would go down. Will it be two-thirds, three-quarters of the expense? We’ll see it quarter by quarter, but it will certainly be back down to a lower level in our budget, so it just happened to be in Q4, both in Europe and in Americas. There were a few of our longer-term customers that went out of business. I mean these weren’t customers we took $5 million hits on, but they weren’t customer that is we took $300,000 hits on either. So it wasn’t significant.

However, certainly we would have performed better in Q4 had we not had those, but that’s part of business. I don’t feel that I can take them out and say it didn’t happen. Whether we have 15 basis points or 20 basis points of credit loss in a given year or credit costs, I think anywhere in that range is very, very strong performance on $21 billion in sales.

Tax rate. If our rate in Q1 is in the range we gave, the best guess is it would be no lower but slightly higher in Q2 and maybe virtually the same because theoretically I will say our model would say in Europe, all things being equal you would make a little less money in Q2 than you do in Q1. Will we do that this year, I don’t know, maybe our performance will be better, but generally speaking, we wouldn’t make more money in Europe in Q2 than you do in Q1 because of the downturn in sales and the June and July time frame, so if you want to use the same tax rate estimation, I don’t think you have any better information and quite frankly, other than the model in front of me, I don’t know where it will be either, and then it will come down in Q3 and Q4.

Operator

Thank you. This concludes Tech Data Corporation’s fourth quarter and fiscal year 2007 results conference call. A replay of the call will be available in about one hour at TechData.com. It will remain available until Thursday, March 15th at 5 p.m. eastern time. Thank you for attending today’s conference call. Have a great day.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent, non-recurring or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com. All information in this release is as of March 8, 2007. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.